EXHIBIT 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS ANNOUNCES

SPECIAL CASH DIVIDEND

Dallas, Texas, November 22, 2019 – United States Lime & Minerals, Inc. (NASDAQ: USLM) (the “Company”) today announced that its Board of Directors, after considering the Company’s cash and cash equivalents of more than $80 million, along with its current investment returns on its short-term investments, expected future cash flows, lack of debt,  available borrowing capacity, success of the recent kiln project at its St. Clair, Oklahoma facility and expected future capital requirements, determined that it was in the best interests of the Company and its shareholders at this time to declare a special cash dividend of $5.35 per share on the Company’s common stock.  The total amount of the special dividend payment will be approximately $30.0 million based on the current number of Company shares outstanding and will be funded through the Company’s existing cash balances.  The special cash dividend is payable on December 20, 2019 to shareholders of record at the close of business on December 6, 2019.

“We are pleased that our strong balance sheet and cash flows have enabled us to declare this special cash dividend to our shareholders,” said Timothy W. Byrne, President and Chief Executive Officer.  “After returning this cash to our shareholders in this manner and in this amount, we will still maintain our strong balance sheet enabling us to continue paying our regular quarterly cash dividends, as well as to opportunistically consider other uses for our cash, including potential acquisitions,” added Mr. Byrne.

*         *         *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), oil and gas services, roof shingle manufacturers and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

- end -